Exhibit 99.1

Investor Contacts:	Marisa Jacobs, Crocs, Inc.
(303) 848-7322
mjacobs@crocs.com

Crocs, Inc. Reports First Quarter 2019 Results
Exceeded All Guidance Metrics; GAAP EPS Increased 120% from First Quarter 2018
Share Buyback Authorization Increased by $500 Million
2019 Guidance Reaffirmed
___________________________________________________________________________

NIWOT, COLORADO — May 7, 2019 — Crocs, Inc. (NASDAQ: CROX) a world leader in innovative casual footwear for men, women, and children, today announced its first quarter 2019 financial results.

Andrew Rees, President and Chief Executive Officer, said, "2019 is off to a great start. Revenues exceeded expectations as demand for our product and excitement around the brand continued to yield accelerated sell-throughs. We were particularly pleased with the exceptional direct to consumer performance successfully comping an earlier Easter last year. We have now delivered five consecutive quarters of double-digit DTC comp growth. I am more confident than ever in the strength of our brand and our future. As a reflection of our optimism, our Board of Directors has increased our share buyback authorization by $500 million.”

First Quarter 2019 Operating Results:

•
Revenues were $295.9 million, growing 4.5% over the first quarter of 2018, or 9.0% on a constant currency basis. Store closures and business model changes reduced our revenues by approximately $6 million. Wholesale revenues grew 5.2%, e-commerce revenues grew 16.5%, and retail comparable store sales grew 8.7%.

•
Gross margin was 46.5%, compared to our guidance of 45.5%, a decrease of 290 basis points from 49.4% in last year’s first quarter. Non-recurring expenditures related to the relocation of our Americas distribution center reduced gross margin by 40 basis points, resulting in an adjusted gross margin of 46.9%, 250 basis points below last year’s first quarter. Factors impacting our adjusted gross margin were currency, freight, and distribution center costs. Currency moves negatively impacted results by 140 basis points. For a reconciliation of gross margin to adjusted gross margin, see the ‘Non-GAAP cost of sales and gross margin reconciliation’ schedule below.

•
Selling, general and administrative expenses (“SG&A”) were $105.0 million, down from $114.0 million in the first quarter of 2018, with improvements stemming from the Company’s SG&A reduction program and the movement of some marketing expenses into the second quarter. SG&A improved 470 basis points and represented 35.5% of revenues compared to our guidance of 37% to 38% and 40.2% in the first quarter of 2018. Excluding $0.7 million of non-recurring charges, adjusted SG&A improved by 410 basis points to 35.3% of revenues compared to 39.4% in last year’s first quarter, as detailed on the 'Non-GAAP selling, general and administrative expenses reconciliation' schedule below.

•
Income from operations rose 25.7% to $32.6 million from $25.9 million in the first quarter of 2018. Excluding non-recurring gross margin and SG&A charges, adjusted income from operations rose 21.5% to $34.5 million. Our adjusted operating margin was 11.7%, up from 10.0% in the first quarter of 2018, as detailed on the 'Non-GAAP income from operations and operating margin reconciliation' schedule below.

•
Net income was $24.7 million, up from $12.5 million in the first quarter of 2018. After adjusting for non-recurring gross margin and SG&A charges incurred in the first quarter of 2019 and 2018 respectively, and for the first quarter 2018 pro forma adjustments related to previously outstanding Series A Preferred Stock, adjusted net income was $26.7 million and $17.5 million in the first quarters of 2019 and 2018, respectively, as detailed on the 'Non-GAAP earnings per share reconciliation' schedule below.

•
Diluted net income per common share was $0.33 for the first quarter of 2019, up from $0.15 in the first quarter of 2018. After adjusting for non-recurring charges relating to gross margin, SG&A, and the pro forma adjustments for Series A Preferred

Stock, adjusted diluted net income per common share was $0.36 compared to $0.23 in the first quarter of 2018, as detailed on the 'Non-GAAP earnings per share reconciliation' schedule below.

Balance Sheet and Cash Flow Highlights:

•
Cash and cash equivalents were $86.3 million as of March 31, 2019, compared to $102.0 million as of March 31, 2018. During the first quarter of 2019, the Company repurchased 2.1 million shares of its common stock, as detailed below.

•	Inventory decreased 6.1% to $139.2 million as of March 31, 2019 compared to $148.2 million as of March 31, 2018.

•
Capital expenditures during the first quarter of 2019 were $10.6 million compared to $1.7 million during the same period in 2018. The increase primarily reflects expenditures on the planned relocation of the Company’s Americas distribution center from California to Ohio.

•
At March 31, 2019, there were $215.0 million in borrowings outstanding on the Company’s credit facility. During the first quarter of 2019, borrowing capacity on that facility was increased from $250 to $300 million.

Share Repurchase Activity; Increase in Share Buyback Authorization:

During the first quarter of 2019, the Company repurchased approximately 2.1 million shares of its common stock for $53.5 million, at an average price of $25.07 per share. As of March 31, 2019, approximately $102 million of the Company’s $500 million share repurchase authorization remained available for future share repurchases.

The Board of Directors recently approved an increase of $500 million to the existing $500 million share repurchase program. This leaves the Company with approximately $600 million available for future share repurchases. This program does not obligate the Company to acquire any stated amount of common stock, and may be suspended at any time at the Company’s discretion.

Financial Outlook:

Full Year 2019:
With respect to 2019, the Company continues to expect:

•
Revenues to be up 5% to 7% over 2018 revenues of $1,088.2 million. The Company now anticipates 2019 revenues will be negatively impacted by approximately $25 million of currency changes and approximately $20 million resulting from store closures.

•
Gross margin of approximately 49.5% compared to 51.5% in 2018. The projected decline reflects our expectations relating to (i) non-recurring charges associated with the Company’s new distribution center, which we anticipate will reduce gross margin by approximately 100 basis points in 2019, (ii) reduced purchasing power associated with the strengthening of the U.S. Dollar, and (iii) higher freight and distribution costs.

•
SG&A to be approximately 41% of revenues. This includes non-recurring charges of $3 to $5 million related to various cost reduction initiatives. In 2018, SG&A was 45.7% of revenues and included $21.1 million of non-recurring charges.

•
An operating margin of approximately 8.5% including non-recurring charges associated with our new distribution center and SG&A cost reduction initiatives. Excluding those non-recurring charges, we expect to achieve our interim target of a low double digit operating margin.

•
Capital expenditures to be approximately $65 million, compared to $12.0 million in 2018. The new distribution center will account for approximately $35 million of the total. The remainder relates to information technology and infrastructure projects, some of which were deferred from 2018, along with routine capital expenditures.

Second Quarter 2019:
With respect to the second quarter of 2019, the Company expects:

•
Revenues to be between $350 and $360 million compared to $328.0 million in the second quarter of 2018. The Company anticipates revenues will be positively impacted by the Easter shift, but negatively impacted by approximately $6 million due to store closures and $10 million due to the stronger U.S. Dollar as compared to last year. This guidance reflects constrained levels of Classic clogs as a result of surging demand; however, inventories are expected to be restored to appropriate levels by the end of the quarter.

•
Gross margin to be approximately 51% compared to 55.3% in the second quarter of 2018. This decline reflects (i) non-recurring charges relating to the new distribution center, which are expected to reduce gross margin by approximately 120 basis points, (ii) a negative impact from the stronger U.S. Dollar of approximately 150 basis points, which we expect to have a disproportionately negative impact on the first and second quarters of 2019, and (iii) a negative impact of approximately 160 basis points from higher freight and distribution costs in the Americas.

•
SG&A to be approximately 40% of revenues. This includes non-recurring charges of approximately $2 million related to various cost reduction initiatives. In the second quarter of 2018, SG&A was 44.0% of revenues and included $8.4 million of non-recurring charges.

Impact of New Lease Accounting Rules

On January 1, 2019, we adopted new GAAP lease accounting rules which resulted in a significant increase in our reported assets and liabilities associated with our leases. The recognition of rent expense and payments associated with these lease assets and liabilities will not result in material differences to operating income or cash flows compared to the previous accounting rules. The adoption of the new accounting rules will not impact our credit facility covenants.

Conference Call Information:

A conference call to discuss first quarter 2018 results is scheduled for today, Tuesday, May 7, 2019 at 8:30 a.m. EST. The call participation number is (877) 790-7808. A replay of the conference call will be available two hours after the completion of the call at (800) 585-8367. International participants can dial (647) 689-5638 to take part in the conference call, and can access a replay of the call at (416) 621-4642. All of these calls will require the use of the conference identification number 6361757. The call will also be streamed live on the Crocs website, www.crocs.com, and that audio recording will be available at www.crocs.com through May 7, 2020.

About Crocs, Inc.:

Crocs, Inc. (Nasdaq: CROX) is a world leader in innovative casual footwear for women, men, and children, combining comfort and style with a value that consumers know and love. The vast majority of shoes within Crocs’ collection contains Croslite™ material, a proprietary, molded footwear technology, delivering extraordinary comfort with each step.

In 2019, Crocs declares that expressing yourself and being comfortable are not mutually exclusive. To learn more about Crocs or our global Come As You Are™ campaign, please visit www.crocs.com or follow @Crocs on Facebook, Instagram and Twitter.

Forward Looking Statements:

This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding prospects, expectations and our revenues, gross margin, SG&A, operating margin, and capital expenditure outlook. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenues; changing consumer preferences; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to successfully implement our strategic plans; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; and other factors described in our most recent Annual Report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this document speaks as of May 7, 2019. We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimates provided in the “Financial Outlook” section above, whether as a result of the receipt of new information, future events, or otherwise.

Category:Investors

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Revenues	$295,949	$283,148
Cost of sales	158,334	143,275
Gross profit	137,615	139,873
Selling, general and administrative expenses	105,037	113,951
Income from operations	32,578	25,922
Foreign currency gains (losses), net	(1,217)	1,071
Interest income	195	279
Interest expense	(1,817)	(113)
Other income, net	590	53
Income before income taxes	30,329	27,212
Income tax expense	5,619	10,758
Net income	24,710	16,454
Dividends on Series A convertible preferred stock	—	(3,000)
Dividend equivalents on Series A convertible preferred stock related to redemption value accretion and beneficial conversion feature	—	(931)
Net income attributable to common stockholders	$24,710	$12,523
Net income per common share:
Basic	$0.34	$0.15
Diluted	$0.33	$0.15
Weighted average common shares outstanding:
Basic	73,009	68,705
Diluted	74,875	71,668

CROCS, INC. AND SUBSIDIARIES
EARNINGS PER SHARE
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
	(in thousands, except per share data)
Numerator:
Net income attributable to common stockholders	$24,710	$12,523
Less: Net income allocable to Series A Convertible Preferred stockholders (1)	—	(2,094)
Remaining net income available to common stockholders - basic and diluted	$24,710	$10,429
Denominator:
Weighted average common shares outstanding - basic	73,009	68,705
Plus: dilutive effect of stock options and unvested restricted stock units for both periods and Series A Convertible Preferred in 2018	1,866	2,963
Weighted average common shares outstanding - diluted	74,875	71,668

Net income per common share:
Basic	$0.34	$0.15
Diluted	$0.33	$0.15
(1) Represents the amount which would have been paid to preferred stockholders in the event the Company had declared a dividend on its common stock.

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and par value amounts)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$86,333	$123,367
Accounts receivable, net of allowances of $21,385 and $20,477, respectively	176,288	97,627
Inventories	139,209	124,491
Income taxes receivable	3,755	3,041
Other receivables	9,073	7,703
Restricted cash - current	1,878	1,946
Prepaid expenses and other assets	14,980	22,123
Total current assets	431,516	380,298
Property and equipment, net of accumulated depreciation and amortization of $81,899 and $80,956, respectively	29,874	22,211
Intangible assets, net	44,724	45,690
Goodwill	1,579	1,614
Deferred tax assets, net	8,510	8,663
Restricted cash	2,129	2,217
Right-of-use assets	163,266	—
Other assets	7,608	8,208
Total assets	$689,206	$468,901

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$89,555	$77,231
Accrued expenses and other liabilities	78,204	102,171
Income taxes payable	9,466	5,089
Current operating lease liabilities	44,618	—
Total current liabilities	221,843	184,491
Long-term income taxes payable	4,344	4,656
Long-term borrowings	215,000	120,000
Long-term operating lease liabilities	125,055	—
Other liabilities	19	9,446
Total liabilities	566,261	318,593
Stockholders’ equity:
Preferred stock, par value $0.001 per share, 4.0 million shares authorized, none outstanding	—	—
Common stock, par value $0.001 per share, 250.0 million shares authorized, 103.8 million and 103.0 million issued, 72.0 million and 73.3 million outstanding, respectively	104	103
Treasury stock, at cost, 31.8 million and 29.7 million shares, respectively	(452,196)	(397,491)
Additional paid-in capital	484,932	481,133
Retained earnings	145,698	121,215
Accumulated other comprehensive loss	(55,593)	(54,652)
Total stockholders’ equity	122,945	150,308
Total liabilities and stockholders’ equity	$689,206	$468,901

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net income	$24,710	$16,454
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,136	7,643
Operating lease cost	14,930	—
Share-based compensation	3,634	2,674
Other non-cash items	(911)	154
Changes in operating assets and liabilities:
Accounts receivable, net of allowances	(80,722)	(86,850)
Inventories	(15,099)	(20,853)
Prepaid expenses and other assets	6,875	5,112
Accounts payable, accrued expenses and other liabilities	(3,658)	29,065
Operating lease liabilities	(19,610)	—
Cash used in operating activities	(63,715)	(46,601)
Cash flows from investing activities:
Purchases of property, equipment, and software	(10,553)	(1,668)
Proceeds from disposal of property and equipment	225	16
Cash used in investing activities	(10,328)	(1,652)
Cash flows from financing activities:
Proceeds from bank borrowings	95,000	—
Repayments of bank borrowings	—	(400)
Dividends—Series A convertible preferred stock (1)	(2,985)	(3,000)
Repurchases of common stock	(53,478)	(20,061)
Other	(1,662)	(692)
Cash provided by (used in) financing activities	36,875	(24,153)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(22)	2,176
Net change in cash, cash equivalents, and restricted cash	(37,190)	(70,230)
Cash, cash equivalents, and restricted cash—beginning of period	127,530	177,055
Cash, cash equivalents, and restricted cash—end of period	$90,340	$106,825
(1) Represents $3.0 million paid to induce conversion of Series A Convertible Preferred Stock to common stock for the three months ended March 31, 2019 and $3.0 million paid in Series A Convertible Preferred Stock cash dividends for the three months ended March 31, 2018.

CROCS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

In addition to financial measures presented on the basis of accounting principles generally accepted in the United States of America (“GAAP”), we present “Non-GAAP cost of sales”, “Non-GAAP gross margin”, “Non-GAAP selling, general, and administrative expenses”, “Non-GAAP net income attributable to common stockholders”, “Non-GAAP operating margin”, “Non-GAAP weighted average common shares outstanding - basic and diluted”, and “Non-GAAP basic and diluted net income per common share”, which are non-GAAP financial measures. Non-GAAP results exclude the impact of items that management believes affect the comparability or underlying business trends in our condensed consolidated financial statements in the periods presented.

We also present certain information related to our current period results of operations through “constant currency,” which is a non-GAAP financial measure and should be viewed as a supplement to our results of operations and presentation of reportable segments under GAAP. Constant currency represents current period results that have been retranslated using exchange rates used in the prior year comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

Management uses non-GAAP results to assist in comparing business trends from period to period on a consistent basis in communications with the board of directors, stockholders, analysts, and investors concerning our financial performance. We believe that these non-GAAP measures are useful to investors and other users of our condensed consolidated financial statements as an additional tool for evaluating operating performance and trends. For the three months ended March 31, 2019, management believes it is helpful to evaluate our results excluding the impacts of the Series A Preferred Stock transaction and various pro forma adjustments. Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

CROCS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(UNAUDITED)

Non-GAAP cost of sales and gross margin reconciliation:

	Three Months Ended March 31,
	2019	2018
	(in thousands)
GAAP revenues	$295,949	$283,148

GAAP cost of sales	$158,334	$143,275
New distribution center (1)	(1,165)	—
Other	(110)	—
Total adjustments	(1,275)	—
Non-GAAP cost of sales	$157,059	$143,275

GAAP gross margin	$137,615	$139,873
GAAP gross margin as a percent of revenues	46.5%	49.4%

Non-GAAP gross margin	$138,890	$139,873
Non-GAAP gross margin as a percent of revenues	46.9%	49.4%
(1) Represents non-recurring expenses related to our new distribution center in Dayton, Ohio.

Non-GAAP selling, general and administrative expenses reconciliation:

	Three Months Ended March 31,
	2019	2018
	(in thousands)
GAAP revenues	$295,949	$283,148

GAAP selling, general and administrative expenses (1)	$105,037	$113,951
Non-recurring expenses associated with cost reduction initiatives (2)	(685)	(2,499)
Total adjustments	(685)	(2,499)
Non-GAAP selling, general and administrative expenses	$104,352	$111,452

GAAP selling, general and administrative expenses as a percent of revenues	35.5%	40.2%
Non-GAAP selling, general and administrative expenses as a percent of revenues	35.3%	39.4%
(1) Non-GAAP selling, general and administrative expenses are presented gross of tax.
(2) Non-recurring expenses associated with cost reduction initiatives in 2019 and the SG&A reduction plan in 2018.

CROCS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(UNAUDITED)

Non-GAAP income from operations and operating margin reconciliation:

	Three Months Ended March 31,
	2019	2018
	(in thousands)
GAAP income from operations	$32,578	$25,922
Non-GAAP cost of sales adjustments (1)	1,275	—
Non-GAAP selling, general and administrative expenses adjustments (2)	685	2,499
Non-GAAP income from operations	$34,538	$28,421

GAAP operating margin	11.0%	9.2%
Non-GAAP operating margin	11.7%	10.0%
(1) See 'Non-GAAP cost of sales reconciliation' above for more details.
(2) See 'Non-GAAP selling, general and administrative expenses reconciliation' above for more details.

CROCS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(UNAUDITED)

Non-GAAP earnings per share reconciliation: (1)

	Three Months Ended March 31,
	2019	2018
	(in thousands, except per share data)
Numerator:
GAAP net income attributable to common stockholders	$24,710	$12,523
Less: GAAP adjustment for net income allocable to Series A Preferred stockholders	—	(2,094)
GAAP remaining net income available to common stockholders- basic and diluted	$24,710	$10,429

GAAP net income attributable to common stockholders	$24,710	$12,523
Preferred share dividends and dividend equivalents (2)	—	3,931
Non-GAAP cost of sales adjustments (3)	1,275	—
Non-GAAP selling, general and administrative expenses adjustments (4)	685	2,499
Pro forma interest (5)	—	(1,407)
Non-GAAP net income attributable to common stockholders	$26,670	$17,546
Denominator:
GAAP weighted average common shares outstanding - basic	73,009	68,705
Plus: GAAP dilutive effect of stock options and unvested restricted stock units in both periods and Series A Preferred in 2018	1,866	2,963
GAAP weighted average common shares outstanding - diluted	74,875	71,668

GAAP weighted average common shares outstanding - basic		68,705
Plus: Non-GAAP weighted average converted common shares outstanding adjustment (6)		6,897
Non-GAAP weighted average common shares outstanding - basic (7)		75,602
Plus: Non-GAAP dilutive effect of stock options and unvested restricted stock units (8)		1,719
Non-GAAP weighted average common shares outstanding - diluted (9)		77,321

GAAP net income per common share:
Basic	$0.34	$0.15
Diluted	$0.33	$0.15

Non-GAAP net income per common share:
Basic (10)	$0.37	$0.23
Diluted (11)	$0.36	$0.23
(1) Non-GAAP earnings per share calculation for the three months ended March 31, 2018 assumes the repurchase and conversion of the Series A Convertible Preferred Stock occurred on December 31, 2017 ("the Conversion").
(2) Adjustment adds back quarterly dividends and dividend equivalents for the Series A Convertible Preferred Stock in calculating non-GAAP net income attributable to common stockholders for the three months ended March 31, 2018.
(3) See 'Non-GAAP cost of sales and gross margin reconciliation' above for more information.
(4) See 'Non-GAAP selling, general and administrative expenses reconciliation' above for more information.
(5) Pro forma interest for the three months ended March 31, 2018 assumes borrowings of $120.0 million were outstanding for all of 2018 at a rate of 4.69% to partially finance the Conversion. Calculation assumes no repayments and no financing fees.
(6)Adjustment represents the incremental increase in weighted average common shares outstanding for the three months ended March 31, 2018 resulting from the Conversion.
(7) Non-GAAP weighted average common shares outstanding - basic for the three months ended March 31, 2018 assumes the Conversion.
(8) Adjustment reflects the dilutive impact of stock options and restricted stock units for the three months ended March 31, 2018.
(9) Non-GAAP weighted average common shares outstanding - diluted for the three months ended March 31, 2018 assumes the Conversion.

(10) Non-GAAP net income per common share - basic for the three months ended March 31, 2018 assumes the Conversion and the non-GAAP income attributable to common shareholders.
(11) Non-GAAP net income per common share - diluted for the three months ended March 31, 2018 assumes the Conversion and the non-GAAP income attributable to common shareholders..

CROCS, INC. AND SUBSIDIARIES
REVENUES BY SEGMENT
(UNAUDITED)

	Three Months Ended March 31,
	2019	2018	% Change	Constant Currency % Change (1)
	(in thousands)
Americas:
Wholesale	$71,229	$72,674	(2.0)%	(0.3)%
Retail	38,076	34,716	9.7%	9.8%
E-commerce	19,821	16,440	20.6%	21.0%
Total Americas	129,126	123,830	4.3%	5.3%
Asia Pacific:
Wholesale	68,950	65,750	4.9%	10.0%
Retail	13,903	17,614	(21.1)%	(17.7)%
E-commerce	8,194	7,815	4.8%	9.9%
Total Asia Pacific	91,047	91,179	(0.1)%	4.6%
EMEA
Wholesale	64,491	55,860	15.5%	26.2%
Retail	5,417	7,176	(24.5)%	(16.1)%
E-commerce	5,816	4,790	21.4%	32.5%
Total EMEA	75,724	67,826	11.6%	22.1%
Total segment revenues	295,897	282,835	4.6%	9.1%
Other businesses	52	313	(83.4)%	(83.1)%
Total consolidated revenues	$295,949	$283,148	4.5%	9.0%

Total wholesale	$204,722	$194,597	5.2%	10.6%
Total retail	57,396	59,506	(3.5)%	(1.4)%
Total e-commerce	33,831	29,045	16.5%	19.9%
Total consolidated revenues	$295,949	$283,148	4.5%	9.0%
(1) Reflects year over year change as if the current period results were in constant currency, which is a non-GAAP financial measure. See ‘Reconciliation of GAAP Measures to Non-GAAP Measures’ above for more information.
 (2) In the third quarter of 2018, certain revenues previously reported within the ‘Asia Pacific’ segment were shifted to the ‘EMEA’ segment. The previously reported amounts for wholesale revenues in these regions for the three months ended March 31, 2018 have been revised to conform to the current year presentation. See ‘Impacts on revenue of segment composition change’ table below for more information.

Impacts on revenue of segment composition change:

Three Months Ended March 31, 2018
Increase (Decrease)
(in thousands)
Asia Pacific:
Wholesale	$(5,983)
EMEA:
Wholesale	5,983

CROCS, INC. AND SUBSIDIARIES
RETAIL STORE COUNTS
(UNAUDITED)

	December 31, 2018	Opened	Closed/Transferred	March 31, 2019
Type:
Outlet stores	195	—	3	192
Retail stores	120	—	6	114
Kiosk/store-in-store	68	—	2	66
Total	383	—	11	372
Operating segment:
Americas	168	—	2	166
Asia Pacific	153	—	6	147
EMEA	62	—	3	59
Total	383	—	11	372

CROCS, INC. AND SUBSIDIARIES
COMPARABLE RETAIL STORE SALES AND DIRECT TO CONSUMER COMPARABLE STORE SALES
(UNAUDITED)

Comparable retail sales and direct to consumer sales by operating segment were:

	Constant Currency (1)
	Three Months Ended March 31,
	2019	2018
Comparable retail store sales: (2)
Americas	12.4%	10.9%
Asia Pacific	(0.4)%	4.7%
EMEA	9.3%	(2.6)%
Global	8.7%	7.6%

	Constant Currency (1)
	Three Months Ended March 31,
	2019	2018
Direct-to-consumer comparable store sales (includes retail and e-commerce): (2)
Americas	15.3%	13.1%
Asia Pacific	1.9%	10.4%
EMEA	19.2%	4.2%
Global	12.2%	11.2%
(1) Reflects period over period change as if the current period results were in constant currency, which is a non-GAAP financial measure. See ‘Reconciliation of GAAP Measures to Non-GAAP Measures’ above for more information.
(2) Comparable store status is determined on a monthly basis. Comparable store sales include the revenues of stores that have been in operation for more than twelve months. Stores in which selling square footage has changed more than 15% as a result of a remodel, expansion, or reduction are excluded until the thirteenth month in which they have comparable prior year sales. Temporarily closed stores are excluded from the comparable store sales calculation during the month of closure. Location closures in excess of three months are excluded until the thirteenth month post re-opening. E-commerce revenues are based on same site sales period over period.